Exhibit 99.1

ALLEGHANY CORPORATION

7 Times Square Tower, 17th Floor

New York, NY 10036

ALLEGHANY CORPORATION REPORTS 2013 THIRD QUARTER RESULTS

NEW YORK, NY, November 4, 2013 – Alleghany Corporation (NYSE-Y) today announced its financial results for the three and nine months ended September 30, 2013. Book value per common share1 grew to $400.60 as of September 30, 2013, an increase of 5.7% from book value per common share of $379.13 at 2012 year-end. Total stockholders’ equity2 increased to $6.7 billion as of September 30, 2013 from approximately $6.4 billion as of December 31, 2012.

Alleghany reported net earnings3 of $113.2 million, or $6.75 per diluted share for the 2013 third quarter, compared with $125.4 million, or $7.41 per diluted share for the 2012 third quarter. For the first nine months of 2013, Alleghany reported net earnings3 of $423.2 million, or $25.20 per diluted share, compared with $794.9 million, or $53.14 per diluted share for the first nine months of 2012. Net earnings for the first nine months of 2012 include 208 days of results of TransRe, as well as merger-related items associated with the TransRe merger, including a gain of $494.9 million resulting from the application of purchase accounting treatment, amortization of intangible assets of $213.4 million and transaction costs of $33.8 million.

Beginning this quarter and concurrent with the issuance of today’s earnings press release, Alleghany has posted a financial supplement to its website, www.alleghany.com, containing a number of schedules that provide additional detail pertaining to our financial results.

A summary of Alleghany’s pre-tax results for the three and nine months ended September 30, 2013 and 2012 follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change
	(in millions)
Underwriting profit:
Reinsurance	$56.0	$137.5	$(81.5)	$247.9	$369.2	$(121.3)
Insurance	5.8	28.5	(22.7)	74.1	73.1	1.0

	61.8	166.0	(104.2)	322.0	442.3	(120.3)

Net investment income	115.3	90.5	24.8	334.5	234.6	99.9
Net realized capital gains	17.8	12.4	5.4	95.6	119.8	(24.2)
Other than temporary impairment losses	(0.7)	—	(0.7)	(41.9)	(2.9)	(39.0)
Other income(1)	17.2	33.8	(16.6)	37.8	43.4	(5.6)
Other operating expenses	(39.0)	(47.4)	8.4	(97.0)	(97.9)	0.9
Corporate administration	(3.7)	(9.3)	5.6	(26.0)	(33.9)	7.9
Interest expense	(21.5)	(21.8)	0.3	(65.0)	(46.5)	(18.5)

Net earnings before merger-related items and income taxes	147.2	224.2	(77.0)	560.0	658.9	(98.9)

Merger-related items:

Gain on bargain purchase	—	—	—	—	494.9	(494.9)
Amortization of intangible assets(2)	0.8	(73.3)	74.1	(11.6)	(213.4)	201.8
Transaction costs	—	—	—	—	(33.8)	33.8

Earnings before income taxes	$148.0	$150.9	$(2.9)	$548.4	$906.6	$(358.2)

(1)	Other income for the three and nine months ended September 30, 2012 included a $23.5 million gain from the settlement of a dispute between TransRe and American International Group Inc.
(2)	Includes immaterial amounts of ongoing amortization arising from the acquisition of subsidiaries other than TransRe.

[1]	Stockholders’ equity attributable to Alleghany stockholders divided by common stock outstanding.
[2]	Stockholders’ equity attributable to Alleghany stockholders.
[3]	Net earnings attributable to Alleghany stockholders.

Weston M. Hicks, President and chief executive officer, commented, “Alleghany has generated solid year-to-date performance, growing book value per share by 5.7%. This result was driven by our strong year to date underwriting performance, highlighted by an 89.9% combined ratio, and the total return on our investment portfolio, which increased by 1.7% over the same period due largely to strong equity returns.”

“Looking more closely at the third quarter, our results included strong investment returns and mixed underwriting performance. We reported book value growth of 3.4%, with a total investment return of 1.5% in the quarter, as net investment income rose 27.4% to $115.3 million and net unrealized gains on investments increased by $148.4 million due to strong equity returns.”

“Our underwriting results for the quarter reflect flat gross premiums written compared with the prior-year period. TransRe’s net premiums written decreased by 6.3% to $790.1 million from the 2012 third quarter as the company remains disciplined amid a reinsurance market defined by increasing competition and an overall decrease in the amount of risk premium being ceded by large insurers. The insurance segment’s gross premiums written for the 2013 third quarter grew by 15.4% to $341.5 million from the 2012 third quarter, primarily due to new business written at RSUI and price increases at all three of our insurance subsidiaries.”

“The combined ratio for the 2013 third quarter was 94.1%. TransRe’s combined ratio of 92.9% reflects approximately $47 million in catastrophe losses incurred in the quarter, primarily due to severe weather in Mexico, Canada and Germany, which were more than offset by favorable property reserve adjustments of $53.1 million, primarily attributable to Super Storm Sandy. Our insurance operations recorded a combined ratio of 97.7% for the third quarter, driven by RSUI, which incurred catastrophe losses of $22.4 million during the period, primarily from the Colorado floods. Additionally, RSUI recorded a net increase in prior year reserves of $8.9 million largely due to a claim settlement from Hurricane Katrina, following a series of adverse court rulings.”

Mr. Hicks continued, “Our investment strategy remains focused on balancing interest rate risk through the combination of an intermediate duration fixed income portfolio — a prudent position relative to our loss reserves — with equity security exposures that have performed well as interest rates have risen since the beginning of the year. We believe that our previously-announced strategic relationship with Ares Management will provide a reduction to interest rate risk through an allocation to credit strategies with floating interest rates. Simultaneously, we have taken steps to provide some protection against a slip back into a recessionary economy and allocated a portion of our assets to long-dated zero coupon Treasury securities.”

In the first nine months of 2013, Alleghany repurchased an aggregate of 113,160 shares of its common stock in the open market for $40.4 million at an average price per share of $356.92. No shares were repurchased in the third quarter of 2013. Following this activity, Alleghany had $241.9 million remaining on its currently effective $300 million share repurchase authorization.

2013 Third Quarter Underwriting Results

Alleghany’s underwriting profit for the third quarter of 2013 was $61.8 million, compared with a $166.0 million underwriting profit for the third quarter of 2012. The underwriting results for the 2013 third quarter reflect a $56.0 million underwriting profit for the reinsurance segment (TransRe), compared with a $137.5 million underwriting profit for the 2012 third quarter, as well as an underwriting profit of $5.8 million for the insurance segment, compared with a $28.5 million underwriting profit for the 2012 third quarter.

The decrease in TransRe’s underwriting profit in the third quarter of 2013 from the third quarter of 2012 primarily reflects the absence of merger-related accounting items in the 2013 third quarter, which were significant in the 2012 third quarter. In particular, the significant increase in commissions, brokerage and other underwriting expenses reflects the absence in the 2013 third quarter of the beneficial impact of the acquisition method of accounting on such expenses in the 2012 third quarter. The decrease in underwriting profit for the insurance segment in the third quarter of 2013 from the third quarter of 2012 primarily reflects higher catastrophe losses at RSUI.

Alleghany’s combined ratio for the 2013 third quarter was 94.1%, compared with 84.8% in the 2012 third quarter. TransRe’s combined ratio for the 2013 third quarter was 92.9%, compared with 84.4% for the 2012 third quarter, and the insurance segment’s combined ratio for the 2013 third quarter was 97.7%, compared with 86.5% for the 2012 third quarter. As described above, TransRe’s combined ratio in the third quarter of 2012 was favorably impacted as a result of applying the acquisition method of accounting for the merger. Excluding the impact of the application of the acquisition method of accounting, TransRe’s estimated combined ratio was approximately 93% for the third quarter of 2012.

First Nine Months of 2013 Underwriting Results

Alleghany’s underwriting profit for the first nine months of 2013 was $322.0 million, compared with a $442.3 million underwriting profit for the first nine months of 2012. The underwriting results reflect a $247.9 million underwriting profit for the reinsurance segment (TransRe), compared with a $369.2 million underwriting profit for the first nine months of 2012 in the 208-day period of Alleghany’s ownership of TransRe, and a $74.1 million underwriting profit for the insurance segment, compared with a $73.1 million underwriting profit for the first nine months of 2012.

The decrease in TransRe’s underwriting profit in the first nine months of 2013 from the first nine months of 2012 primarily reflects an increase in commissions, brokerage and other underwriting expenses relative to net premiums earned. As explained above, the results for the first nine months of 2013 reflect the absence of favorable impact arising from the acquisition method of accounting, which was significant in the first nine months of 2012.

The slight increase in insurance segment underwriting profit in the first nine months of 2013 from the first nine months of 2012 primarily reflects the positive impact of growing premiums on all three of Alleghany’s insurance businesses and lower net adverse prior year reserve development at CATA, largely offset by higher catastrophe losses at RSUI and adverse prior year development at PCC.

Total net premiums written for the first nine months of 2013 were $3,285.9 million, compared with $2,700.4 million for the first nine months of 2012. TransRe’s net premiums written for the first nine months of 2013 increased by 23.6% to $2,499.4 million from the first nine months of 2012, reflecting the fact that the first nine months of 2012 did not include net premiums written by TransRe prior to the March 6, 2012 merger date. The insurance segment’s net premiums written for the first nine months of 2013 increased by 16.0% to $786.5 million from the first nine months of 2012, primarily due to new business written and modest casualty price increases.

Alleghany’s combined ratio for the first nine months of 2013 was 89.9%, compared with 83.1% in the first nine months of 2012. TransRe’s combined ratio for the first nine months of 2013 was 90.0%, compared with 81.7% for the first nine months of 2012, and the insurance segment’s combined ratio for the first nine months of 2013 was 89.4%, compared with 87.9% for the first nine months of 2012. As noted above, TransRe’s combined ratio was favorably impacted as a result of applying the acquisition method of accounting for the merger because deferred acquisition costs were written off at the March 6, 2012 merger date. As of March 6, 2013, the application of the acquisition method of accounting no longer had a significant impact on TransRe’s combined ratio. Excluding the impact of the application of the acquisition method of accounting, TransRe’s estimated combined ratio was approximately 92% for the first nine months of 2012.

Investment Performance

Alleghany’s net investment income for the three and nine months ended September 30, 2013 was $115.3 million and $334.5 million, respectively, an increase of 27.4% and 42.6% over the corresponding 2012 periods. The 42.6% increase in the first nine months of 2013 primarily reflects the fact that the first nine months of 2012 did not include net investment income of TransRe prior to the March 6, 2012 merger date. The interest income earned on TransRe’s fixed income portfolio is net of a significant increase to amortization expense resulting from the write-up of the portfolio’s amortized cost basis to its fair value as of the date of the merger. This increased amortization expense reduced TransRe’s reported net investment income, compared with TransRe’s net investment income prior to the merger.

Additional Information

Additional information regarding Alleghany’s 2013 third quarter and year-to-date financial results, including management’s discussion and analysis of Alleghany’s financial condition and results of operations, is contained in Alleghany’s Quarterly Report on Form 10-Q for the period ended September 30, 2013 (the “Form 10-Q”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof. In addition, comparative supplemental financial information is available in the 2013 third quarter financial supplement (the “Financial Supplement”). The Form 10-Q and the Financial Supplement will be available on Alleghany’s website at www.alleghany.com and on the SEC’s website at www.sec.gov. Readers are urged to review the Form 10-Q for a more complete discussion of Alleghany’s financial performance.

About Alleghany Corporation

Alleghany Corporation (NYSE-Y) creates value through owning and managing operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc. (referred to herein as “TransRe”), a leading global reinsurer; RSUI Group, Inc. (referred to herein as “RSUI”), a national underwriter of property and liability specialty insurance coverages; Capitol Transamerica Corporation (referred to herein as “CATA”), an underwriter of small commercial property, casualty and surety insurance coverages; and Pacific Compensation Corporation (referred to herein as “PCC”), an underwriter of workers’ compensation insurance primarily in California.

Non-GAAP Financial Measures

Throughout this press release, Alleghany’s results of operations have been presented in the way that Alleghany believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use financial information in evaluating the performance of Alleghany. This presentation includes the use of underwriting profit and net earnings before merger-related items and income taxes, which are “non-GAAP financial measures,” as such term is defined in Regulation G promulgated by the SEC.

Underwriting profit represents net premiums earned less net loss and loss adjustment expense and commissions, brokerage and other underwriting expenses, all as determined in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and does not include net investment income, net realized capital gains, other than temporary impairment losses, other income, other operating expenses, amortization of intangible assets or interest expense. Alleghany consistently uses underwriting profit as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of its segments and believes that underwriting profit provides useful additional information to investors because it highlights net earnings attributable to a segment’s underwriting performance. Earnings before income taxes may show a profit despite an underlying underwriting loss, and when underwriting losses persist over extended periods, a reinsurance or an insurance company’s ability to continue as an ongoing concern may be at risk.

Net earnings before merger-related items and income taxes represents earnings before income taxes, excluding gain on bargain purchase, amortization of intangible assets and merger-related transaction costs, all as determined in accordance with U.S. GAAP. Alleghany uses net earnings before merger-related items and income taxes as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to provide useful additional information to investors by highlighting earnings before income taxes attributable to its performance exclusive of non-recurring merger-related impacts.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for measures of operating performance prepared in accordance with U.S. GAAP. Reconciliation of underwriting profit to earnings before income taxes and net earnings before merger-related items and income taxes to earnings before income taxes is presented herein.

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Forward-looking Statements

This release contains disclosures which are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are based upon Alleghany’s current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and Alleghany’s future financial condition and results. These statements are not guarantees of future performance, and Alleghany has no specific intention to update these statements. The uncertainties and risks include, but are not limited to,

•	significant weather-related or other natural or man-made catastrophes and disasters;

•	the cyclical nature of the property and casualty reinsurance and insurance industries;

•	changes in market prices of Alleghany’s significant equity investments and changes in value of its debt securities portfolio;

•	adverse loss development for events insured by Alleghany’s reinsurance and insurance operating units in either the current year or prior years;

•	the long-tail and potentially volatile nature of certain casualty lines of business written by Alleghany’s reinsurance and insurance operating units;

•	the cost and availability of reinsurance;

•	exposure to terrorist acts and acts of war;

•	the willingness and ability of Alleghany’s reinsurance and insurance operating units’ reinsurers to pay reinsurance recoverables owed to its reinsurance and insurance operating units;

•	changes in the ratings assigned to Alleghany’s reinsurance and insurance operating units;

•	claims development and the process of estimating reserves;

•	legal, political, judicial and regulatory changes, including the federal financial regulatory reform of the insurance industry by the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	the uncertain nature of damage theories and loss amounts;

•	the reliance by Alleghany’s reinsurance operating units on a limited number of brokers;

•	increases in the levels of risk retention by Alleghany’s reinsurance and insurance operating units;

•	the loss of key personnel of Alleghany’s reinsurance and insurance operating units;

•	fluctuation in foreign currency exchange rates;

•	the failure to comply with the restrictive covenants contained in the agreements governing its indebtedness;

•	the ability to make payments on, or repay or refinance, its debt; and

•	risks inherent in international operations.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which Alleghany has no control; and changes in Alleghany’s plans, strategies, objectives, expectations, or intentions, which may happen at any time at its discretion. As a consequence, current plans, anticipated actions, and future financial condition and results may differ from those expressed in any forward-looking statements made by Alleghany or on its behalf.

For more information, please contact:

Jeff Majtyka/Mike Smargiassi

Brainerd Communicators, Inc.

212-986-6667

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30, 2013	December 31, 2012
	(unaudited)
	(in thousands, except share amounts)
Assets
Investments:
Available-for-sale securities at fair value:
Equity securities (cost: 2013 – $1,743,002; 2012 – $1,436,540)	$2,035,188	$1,424,014
Debt securities (amortized cost: 2013 – $15,018,103; 2012 – $15,593,278)	15,041,110	15,999,538
Short-term investments	949,280	366,044

	18,025,578	17,789,596
Other invested assets	771,695	537,350

Total investments	18,797,273	18,326,946
Cash	414,682	649,524
Accrued investment income	147,395	165,857
Premium balances receivable	718,632	585,195
Reinsurance recoverables	1,376,114	1,348,599
Ceded unearned premiums	191,860	154,980
Deferred acquisition costs	342,111	303,515
Property and equipment at cost, net of accumulated depreciation and amortization	55,080	34,118
Goodwill	99,747	83,447
Intangible assets, net of amortization	125,808	128,773
Current taxes receivable	—	79,933
Net deferred tax assets	572,764	532,569
Other assets	400,285	414,511

Total assets	$23,241,751	$22,807,967

Liabilities and Stockholders’ Equity
Loss and loss adjustment expenses	$12,030,252	$12,239,766
Unearned premiums	1,829,985	1,705,342
Senior Notes	1,798,709	1,811,483
Reinsurance payable	96,528	67,654
Current taxes payable	10,135	—
Other liabilities	736,571	579,935

Total liabilities	16,502,180	16,404,180

Common stock (shares authorized: 2013 and 2012 – 22,000,000; shares issued: 2013 – 17,459,961; 2012 – 17,478,746)	17,460	17,479
Contributed capital	3,612,555	3,619,912
Accumulated other comprehensive income	185,554	250,508
Treasury stock, at cost (2013 – 693,769 shares; 2012 – 588,123 shares)	(213,911)	(175,818)
Retained earnings	3,114,876	2,691,706

Total stockholders’ equity attributable to Alleghany stockholders	6,716,534	6,403,787
Noncontrolling interest	23,037	—

Total stockholders’ equity	6,739,571	6,403,787
Total liabilities and stockholders’ equity	$23,241,751	$22,807,967

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

(unaudited)

	Three Months Ended September 30,
	2013	2012
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$1,039,908	$1,092,775
Net investment income	115,287	90,514
Net realized capital gains	17,762	12,388
Other than temporary impairment losses	(664)	—
Gain on bargain purchase	—	—
Other income	17,178	33,843

Total revenues	1,189,471	1,229,520

Costs and Expenses
Net loss and loss adjustment expenses	644,493	672,984
Commissions, brokerage and other underwriting expenses	333,547	253,756
Other operating expenses	39,044	47,432
Corporate administration	3,703	9,304
Amortization of intangible assets	(815)	73,356
Interest expense	21,516	21,764

Total costs and expenses	1,041,488	1,078,596

Earnings before income taxes	147,983	150,924
Income taxes	34,610	25,480

Net earnings	113,373	125,444
Net earnings attributable to noncontrolling interest	206	—

Net earnings attributable to Alleghany stockholders	$113,167	$125,444

Net earnings	$113,373	$125,444
Other comprehensive income:
Change in unrealized gains, net of deferred taxes of $59,683 and $92,641 for 2013 and 2012, respectively	110,839	172,048
Less: reclassification for net realized capital gains and other than temporary impairment losses, net of taxes of ($7,743) and ($4,336) for 2013 and 2012, respectively	(14,379)	(8,052)
Change in unrealized currency translation adjustment, net of deferred taxes of $3,655 and $5,931 for 2013 and 2012, respectively	6,787	11,014
Retirement plans	1,415	(25)

Comprehensive income	218,035	300,429
Comprehensive income attributable to noncontrolling interest	206	—

Comprehensive income attributable to Alleghany stockholders	$217,829	$300,429

Basic earnings per share attributable to Alleghany stockholders	$6.75	$7.41
Diluted earnings per share attributable to Alleghany stockholders	6.75	7.41

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

(unaudited)

	Nine Months Ended September 30,
	2013	2012
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$3,183,236	$2,622,914
Net investment income	334,501	234,568
Net realized capital gains	95,641	119,829
Other than temporary impairment losses	(41,884)	(2,907)
Gain on bargain purchase	—	494,940
Other income	37,751	43,434

Total revenues	3,609,245	3,512,778

Costs and Expenses
Net loss and loss adjustment expenses	1,862,418	1,587,815
Commissions, brokerage and other underwriting expenses	998,790	592,809
Other operating expenses	97,022	97,910
Corporate administration	25,975	67,691
Amortization of intangible assets	11,640	213,393
Interest expense	65,037	46,584

Total costs and expenses	3,060,882	2,606,202

Earnings before income taxes	548,363	906,576
Income taxes	124,987	111,720

Net earnings	423,376	794,856
Net earnings attributable to noncontrolling interest	206	—

Net earnings attributable to Alleghany stockholders	$423,170	$794,856

Net earnings	$423,376	$794,856
Other comprehensive income:
Change in unrealized (losses) gains, net of deferred taxes of $(4,465) and $127,043 for 2013 and 2012, respectively	(8,291)	235,937
Less: reclassification for net realized capital gains and other than temporary impairment losses, net of taxes of ($20,573) and $(40,923) for 2013 and 2012, respectively	(38,208)	(75,999)
Change in unrealized currency translation adjustment, net of deferred taxes of $(10,596) and ($352) for 2013 and 2012, respectively	(19,679)	(653)
Retirement plans	1,224	(799)

Comprehensive income	358,422	953,342
Comprehensive income attributable to noncontrolling interest	206	—

Comprehensive income attributable to Alleghany stockholders	$358,216	$953,342

Basic earnings per share attributable to Alleghany stockholders	$25.20	$53.19
Diluted earnings per share attributable to Alleghany stockholders	25.20	53.14